Exhibit 10.1

EQUITY PARTICIPANT BONUS AGREEMENT

This Equity Participant Bonus Agreement is entered into by and between Biomet, Inc. (“Biomet”) and Recipient Name Inserted (the “Employee”).

In exchange for Employee’s agreement to work in good faith and to the best of [his/her] abilities to successfully complete [his/her] assigned duties and responsibilities through the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated April 24, 2014, by and among Zimmer Holdings, Inc., Owl Merger Sub, Inc. and LVB Acquisition, Inc. (as the same may be amended from time to time, the “Merger Agreement”), Biomet agrees to pay Employee Local Currency Amount Inserted, less taxes and other legally required or authorized deductions (the “Equity Participant Bonus Amount”).

For purposes of this Agreement, Closing Date shall have the meaning ascribed to such term in the Merger Agreement.

The Equity Participant Bonus Amount will be made in a lump sum on the first regular pay day immediately following the Closing Date. The gross amount of the Equity Participant Bonus Amount will be included as wage and benefit income on Employee’s W-2 at year end. The Equity Participant Bonus Amount takes into consideration any tax consequences and there will be no subsequent tax reimbursement in connection with payment of the Equity Participant Bonus Amount.

In order to receive the Equity Participant Bonus Amount, Employee must be actively employed by the Company or one of its affiliates on the Closing Date or be an inactive employee of the Company or one of its affiliates on the Closing Date as a result of a short-term disability (as defined in the applicable Company disability plans) or other leave of absence approved by the Company and that does not constitute a “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended. For the avoidance of doubt, no Equity Participant Bonus Amount will be paid to the Employee if any of the following occurs: (i) Employee voluntarily terminates employment with Biomet prior to the Closing Date;(ii) Employee’s employment is terminated by reason of the death or disability of Employee prior to the Closing Date; or (iii) if Biomet terminates Employee’s employment prior to the Closing Date, whether such termination is with or without cause.

Unless otherwise required by law, Employee agrees to keep this Agreement and its terms confidential. Nothing in the foregoing sentence precludes Employee from disclosing this Agreement to and his/her spouse, tax advisors or taxing authorities. Employee acknowledges and agrees that violation by Employee of this paragraph shall be grounds for revocation of this agreement and the loss of any rights to the Equity Participant Bonus Amount, whether or not such Equity Participant Bonus Amount would otherwise be due and payable hereunder.

It is hereby acknowledged that the Equity Participant Bonus Amount is paid in addition to other compensation and benefits already provided under Biomet’s policies and programs.

This agreement creates no contract of employment, nor does it guarantee employment for any definite period of time. Employee remains an at-will employee.

This Agreement will be governed by Indiana law. Employee may not sell or assign the right to receive the Equity Participant Bonus Amount.

Recipient Name Inserted	Date